                                                                 Exhibit 10.17.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                LICENSE AGREEMENT

This AGREEMENT is made by and between Novirio Pharmaceuticals Limited, a corporation organized and existing under the laws of the Cayman Islands, having a principal place of business c/o Walker Secretaries, Walker House, Grand Cayman, Cayman Islands ("Novirio"), and the Dipartimento di Biologia Sperimentale "Bernardo Loddo" dell'Universita di Cagliari, having a principal place of business at Cittadella Universitaria, SS 554 KM 4.5, 09133 Monserrato, Cagliari, Italy (the "University").

                                  INTRODUCTION

         1. Novirio SARL, an affiliate of Novirio, and the University are parties to a certain Cooperative Research Activity Agreement dated as of January 4, 1999 (as amended, the "Research Agreement") pursuant to which Novirio SARL and the University have agreed to undertake a co-operative activity (the "Co-operative Activity") in connection with research in the field of antiviral substances.

         2. Pursuant to the Research Agreement, the University has granted to Novirio an exclusive license to use the results obtained within or from the Co-operative Activity.

         3. This License Agreement is entered to by Novirio and the University to further establish and define certain terms and conditions relating to the license granted to Novirio by the University pursuant to the Research Agreement.

         In consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Novirio and the University agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

         1.1 "AFFILIATE" means any corporation, company, partnership, joint venture, firm and/or entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, "control" shall mean (i) in the case of corporate entities, direct or indirect ownership of at least thirty percent (30%) of the stock or shares entitled to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least thirty percent (30%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

         1.2 "CO-OPERATIVE ACTIVITY" has the meaning given to such term in the Introduction.

         1.3 "EFFECTIVE DATE" means the later of (i) the date on which Novirio executes this Agreement, or (ii) the date on which the University executes this Agreement.

         1.4      "FDA" means the United States Food and Drug Administration.

         1.5 "FIRST COMMERCIAL SALE" means, with respect to each Licensed Product, the first commercial sale by Novirio, its Affiliates, Sublicensees and/or distributors of such Licensed Product, other than for clinical trial purposes or compassionate use.

         1.6 "IND" means an Investigational New Drug Application filed with the FDA relating to the Licensed Technology.

         1.7      "INTELLECTUAL PROPERTY RIGHTS" means (i) the Patent Rights;
(ii) the Licensed Technology; and (iii) any other intellectual property rights relating to the technology developed within or from the Cooperative Activity.

         1.8 "LICENSED PRODUCT" means a product which, or the manufacture, use or sale of which, is covered by a Valid Claim of any of the Patent Rights in the country where the product is manufactured, used or sold.

         1.9 "LICENSED TECHNOLOGY" means all designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented, which is known to the University on the date of this Agreement or hereafter becomes known to the University and is useful for the manufacture, use or sale of the Licensed Product.

         1.10 "NET SALES" means the gross amount received by Novirio and/or its Affiliates, as applicable, from sales or other dispositions of a Licensed Product to independent third parties, less the following items provided that such items are included in the amount invoiced and do not exceed reasonable and customary amounts in the country in which such sale or other disposition occurs:
(i) trade, cash and quantity discounts actually allowed and taken; (ii) excise, sales, customs taxes or other taxes imposed upon and paid with respect to such sales (excluding national, state or local taxes based on income); (iii) freight, insurance and other transportation charges incurred in shipping a Licensed Product to third parties; (iv) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions; and (v) rebates paid pursuant to government regulations. Such amounts shall be determined from the books and records of Novirio and/or its Affiliates, maintained in accordance with United States generally accepted accounting principles, consistently applied.

         If a Licensed Product is sold, leased, used or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services) in a transaction that is not an outright arm's length sale to an independent third party, the term "Net Sales" shall mean the average gross selling price paid to Novirio in consideration of sales of the same quantity of Licensed Product during the six (6) month period immediately preceding such disposition, without reduction of any kind (other than as provided in clauses (i) - (v) above). If no disposition of Licensed Products have occurred in the preceding six (6) months, then sales of comparable products shall be used in such determination. Net Sales shall not include any consideration received by Novirio and/or its Affiliates in respect of the sale, use or other disposition of a Licensed Product in a country prior to the receipt of all regulatory approvals required to commence full commercial sales of such Licensed Product in such country (e.g., sales under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents).

         In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B where A is the average sale price of the Licensed Product when sold separately in finished form for the same indication as the Combination Product and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form for the same indication as the Combination Product, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. As used above, the term "Combination Products" means any pharmaceutical product which incorporates the Licensed Product and other active compounds and/or ingredients.

         1.11 "PARTY" means Novirio or the University; "PARTIES" means Novirio and the University.

         1.12 "PATENT RIGHTS" means all patents and patent applications listed in attached EXHIBIT A (which shall be updated as additional patents or patent applications are added to this Agreement by mutual agreement of the Parties) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which relate to results obtained within or from the Co-operative Activity.

         1.13 "RESEARCH AGREEMENT" has the meaning given to such term in the Introduction.

         1.14 "SUBLICENSEE" means any third party other than an Affiliate granted the right, subject to the terms and conditions of Article 2, to make, use and sell a Licensed Product, but not including a third party that is not granted the right to make such Licensed Product but merely purchases such Licensed Product in finished form for resale.

         1.15 "SUBLICENSE PAYMENTS" means sublicense fees, milestone payments and other cash consideration (excluding royalties) received by Novirio from a Sublicensee, provided that in no event shall Sublicense Payments include any funds provided by a Sublicensee to fund research and development, to reimburse Novirio for research and development expenses or to purchase equity securities of Novirio.

         1.16 "SUBLICENSE ROYALTIES" means royalties on sales of a Licensed Product received by Novirio from a Sublicensee.

         1.17 "VALID CLAIM" means a claim which (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been cancelled, withdrawn, abandoned nor been pending for more than five (5) years.

                                   ARTICLE 2
                                  LICENSE GRANT

         2.1 LICENSE GRANT FROM THE UNIVERSITY. Pursuant to the terms of the Research Agreement, the University has granted to Novirio an exclusive license, including the right to grant sublicenses pursuant to Section 2.2, under the Intellectual Property Rights, to make, have made, import, use, have used, offer to sell, sell and have sold the Licensed Products and practice the Licensed Technology. The University hereby affirms the grant to Novirio of the license described in the preceding sentence.

         2.2 SUBLICENSE RIGHTS. Novirio shall have the right to grant sublicenses under the license granted pursuant to Section 2.1 above to parties with whom Novirio or its Affiliates has agreed to jointly develop and/or commercialize Licensed Products; provided that any sublicense granted by Novirio or its Affiliates under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such Sublicensee shall not further sublicense except on terms consistent with this Section 2.2. Novino shall provide the University with a copy of any sublicense granted pursuant to this Section 2.2 within one (1) month after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information required by a Sublicensee to be kept confidential, provided that all relevant financial terms and information shall be retained therein.

         2.3 CONTINUED DUTIES OF NOVIRIO. Even if Novirio enters into sublicenses, Novirio remains primarily liable to the University for all of Novirio's duties and obligations contained in this Agreement, and in the event of any act or omission of a Sublicensee that would be a breach of its sublicense, Novirio shall be liable for the performance of Novirio's duties and obligations under this Agreement in respect of those matters as to which such breach by the Sublicensee has occurred.

         2.4 CONSIDERATION FOR SUBLICENSE. Without the prior written consent of the University, Novirio shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement.

                                   ARTICLE 3
                               PAYMENT OBLIGATIONS

         During the period set forth in the next sentence, Novirio shall pay to the University earned royalties at a rate equal to: [**] percent ([**]%) of Net Sales or if the Intellectual Property Rights are sublicensed, [**] percent ([**]%) of Sublicense Payments or Royalties [**] of any royalties or other payments required to be paid for licenses under Intellectual Property Rights of third parties. Novirio shall be obligated to pay royalties at the rate set forth in the preceding sentence on a country by country basis, so long as there continues to be a Valid Claim included in the Patent Rights that covers the applicable Licensed Product in such country or until the tenth anniversary of the First Commercial Sale of such Licensed Product in such country, whichever is longer.

                                   ARTICLE 4
                              REPORTS AND PAYMENTS

         4.1 ROYALTY REPORTS AND PAYMENTS. During the term of this Agreement and for so long thereafter as Novirio is required to pay royalties under Article 3 hereof, Novirio shall, within forty-five (45) days after each of March 31, June 30, September 30 and December 31, deliver to the University a report indicating:

                  (i) Net Sales for each Licensed Product, on a country by country basis, including an accounting of the deductions from Net Sales permitted by the definition thereof;

                  (ii)     total royalties owed under Article 3;

                  (iii)    total Sublicense Payments received by Novirio; and

                  (iv)     total Sublicense Royalties received by Novirio.

         Simultaneous with the delivery of each such report, Novirio shall pay to the University the payments due under this Agreement for the period covered by such report. If no royalties are due, it shall be so reported.

         4.2 INTEREST. In the event that any royalty payment due under this Agreement is more than thirty (30) days past due, interest shall accrue on such overdue amount at a rate equal to two (2) percent above the prime rate set forth in The Wall Street Journal (US. edition) beginning on the first business day after the due date.

         4.3 PAYMENT CURRENCY. All amounts due under this Agreement shall be paid in United States currency by wire transfer. The payments due on sales in currencies other than United States dollars shall be calculated using the appropriate exchange rate of such currency quoted in The Wall Street Journal (US edition) on the close of business on the last business day of the calendar quarter for which such payment is made.

         4.4 RECORDS; AUDIT. During the term of the Agreement and for a period not less than three (3) years thereafter, Novirio shall keep at its principal place of business, in accordance with United States generally accepted accounting principles, full, true and accurate books of account sufficient to readily and accurately determine the amounts payable pursuant to
Article 3. Under appropriate confidentiality provisions, the University shall have the right, not more than once during any calendar year, to have, the books and records of Novirio audited by a qualified independent accounting firm of its choosing, to ascertain: (i) the accuracy of the reports and royalty payments hereunder; and (ii) compliance by Novirio, its Affiliates and Sublicensees with their respective obligations arising under this Agreement. Such audit shall be preceded by at least thirty (30) days' advance notice and conducted during normal business hours and in a manner that does not interfere unreasonably with the business of the entity being audited. Except as otherwise provided herein or agreed by the Parties, the fees and expenses of performing such audit shall be borne by the University. If Novirio has underpaid or overbilled an amount due under this Agreement by more than five percent (5%), Novirio shall promptly pay or refund the appropriate amount to the University and shall also reimburse the University for the cost of the audit pursuant to which such underpayment or overbilling is identified.

                                   ARTICLE 5
                          INTELLECTUAL PROPERTY RIGHTS

         5.1 PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. Novirio shall be responsible for prosecution and maintenance of patent applications and patents constituting a part of the Intellectual Property Rights. The University agrees, and agrees to cause its trustees, employees, agents and representatives as the case may be, at the expense of Novirio, to execute and deliver any and all documents Novirio may reasonably request to effect the filing, prosecution or maintenance by Novirio of such patents or patent applications. In the event that Novirio decides not to file, prosecute or maintain in any country, a patent or patent application included in the Patent Rights, it shall notify the University of such decision, and the University shall have the right to file, prosecute and maintain such patent or patent application in such country. Novirio agrees, and agrees to cause its officers, directors, employees and agents, as the case may be, at the expense of the University, to execute and deliver any and all documents the University may reasonably request to effect the filing, prosecution or maintenance by the University of such patents or patent applications.

         Novirio, upon [**] days advance written notice to the University, may discontinue its payment of expenses for filing, prosecuting or maintaining one or more Patent Rights. At its option, the University may elect to pay such expenses or permit such Patent Rights to become abandoned or lapsed.

         5.2 INFRINGEMENT OF LICENSED TECHNOLOGY. Novirio shall promptly inform the University and the University shall promptly notify Novirio of any suspected infringement of any Intellectual Property Rights. During the term of this Agreement, the University and Novirio shall have the right to institute an action against a third party for infringement of the Intellectual Property Rights in accordance with the following:

                  (a) Novirio may take any and all actions, legal or otherwise, which are necessary to terminate an infringement of the Intellectual Property Rights, including without limitation obtaining damages, injunctive, equitable and all other appropriate relief. The University shall have the right to be kept informed of the status and progress of all actions instituted by Novirio pursuant to this Section 5.2(a). Novirio shall bear in full the costs and expenses of all actions which it initiates pursuant to this Section 5.2(a) (including without limitation attorneys' fees).

                  (b) If Novirio does not institute an action within [**] days after receiving notice from the University of an infringement of the Intellectual Property Rights, then the University may institute an action with respect thereto. Novirio shall have the right to be kept informed of the status and progress of all such actions instituted by the University pursuant to this
Section 5.2(b). The University shall bear in full the costs and expenses of all actions which it initiates pursuant to this Section 5.2(b) (including without limitation attorneys' fees).

                  (c) Any recoveries or settlement fees received from suits or settlements involving an action initiated pursuant to Sections 5.2(a) or (b) above shall be paid to and retained by the Party initiating such action.

         5.3 ABANDONMENT OF INFRINGEMENT. If Novirio commences an action under the provisions of this Article 5 and thereafter elects to abandon such action, Novirio will give timely notice to the University which may continue prosecution of such action, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon in advance between the Parties.

         5.4 USE OF NAME IN SUIT. Where, in the judgment of the Party initiating or maintaining an action under Section 5.3 or 5.4 above, it is necessary to use the other Party's name to prosecute such action, or in the event the other Party is a legally indispensable Party to such action, the other Party agrees to allow the initiating or maintaining Party to use its the name; provided however, that the initiating or maintaining Party agrees to hold the other Party harmless against costs or damages resulting solely from the use of the name in the action.

         5.5 NO PATENT INFRINGEMENT SUIT. To the extent that the rights have not already been licensed exclusively to a third party, the University agrees not to sue or take other action against any of Novirio, its Affiliates or Sublicensee for practicing technology owned by or assigned or licensed to the University, if the practice of such technology by Novirio, its Affiliates or Sublicensee is necessary or desirable to make, have made, use, import, offer for sale, sell or have sold Licensed Products.

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS AND WARRANTIES OF THE UNIVERSITY. The University represents and warrants to Novirio that:

                  (a) All action on the part of the University, its trustees and officers necessary for (i) the authorization, execution and delivery of this Agreement; and (ii) the performance by the University of its obligations hereunder has been taken.

                  (b) This Agreement constitutes a legal and binding obligation of the University, enforceable against the University in accordance with its terms.

                  (c) The execution of this Agreement and the performance by the University of the transactions contemplated hereby will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or require any consent which has not been obtained under its charter documents (as amended or restated to date) or any agreement or other instrument to which the University is a party or by which it or any of its property is bound.

                  (d) The University owns or is licensed to use the Intellectual Property Rights and has the right to grant to Novirio and its Affiliates the license to the Intellectual Property Rights. As of the date hereof, the University is not aware of any claims, threatened or pending, or any grounds for the assertion of any claim, that (i) the development of the Licensed Products as contemplated in this Agreement would infringe the proprietary rights of any third party, or (ii) the University does not have the right to use or license the Intellectual Property Rights for the development of Licensed Products as contemplated in this Agreement.

         6.2 REPRESENTATIONS AND WARRANTIES OF NOVIRIO. Novirio represents and warrants to the University that:

                  (a) All corporate action on the part of Novirio, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of this Agreement; and (ii) the performance by Novirio of its obligations hereunder has been taken.

                  (b) This Agreement constitutes a legal and binding obligation of Novirio, enforceable against Novirio in accordance with its terms.

                  (c) The execution of this Agreement and the performance by Novirio of the transactions contemplated hereby will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or require any consent which has not been obtained under either its Memorandum and Articles of Association (as amended or restated to date) or any agreement or other instrument to which Novirio is a party or by which it or any of its property is bound.

         6.3 DISCLAIMER. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. EACH OF THE UNIVERSITY AND NOVIRIO DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THEIR RESPECTIVE RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE LICENSED PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE LICENSED PRODUCTS. IN NO EVENT SHALL EITHER THE UNIVERSITY OR NOVIRIO BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

                                   ARTICLE 7
                              TERM AND TERMINATION

         7.1 TERM. This Agreement shall be effective as of the Effective Date. Unless earlier terminated by the mutual agreement of the Parties or otherwise in accordance with the provisions of this Article 8, this Agreement shall continue in force until the expiration of all royalty payment obligations under Article 3 hereof.

         7.2 TERMINATION BY NOVIRIO. Upon four (4) months' prior written notice to the University, Novirio may terminate this Agreement. Subsequent to the termination of this License Agreement, the University may negotiate and grant to a third party a non-exclusive license relating to the Intellectual Property Rights covered hereby provided that the prior written consent of Novirio has been obtained.

         7.3 SURVIVAL OF OBLIGATIONS. Notwithstanding any termination of this Agreement, (a) neither Party shall be relieved of any obligations incurred prior to such termination, and (b) the obligations of the Parties set forth in Sections 8.2 and 9.2 and this Section 8.3 as well as any other provisions which by their nature are intended to survive the termination of this Agreement, shall survive the termination of this Agreement and continue to be enforceable notwithstanding the termination of this Agreement.

                                   ARTICLE 8
                                  MISCELLANEOUS

         8.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the France.

         8.2 DISPUTE RESOLUTION. In the event of a dispute arising out of or relating to this Agreement, the Parties agree to first pursue amicable resolution of such dispute. In the event the Parties are unable to resolve the dispute, the Parties agree that all claims or actions for which judicial resolution is sought shall be brought in the court in Paris, France.

         8.3 NOTICES. All notices, instructions and other communications hereunder or in connection herewith shall be in writing and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service, or (d) sent by facsimile transmission, in each case to an address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, seven business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, two business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

Notices to Novirio shall be addressed to: Novirio Pharmaceuticals Limited
                                          c/o Walker Secretaries
                                          Box 265
                                          George Town
                                          Grand Cayman, Cayman Islands
                                          Tel: (345) 914-4284
                                          Fax: (345) 949-7886

With a copy to:                           Novirio Pharmaceuticals, Inc.
                                          Attention: President
                                          125 Cambridge Park Drive
                                          Cambridge, MA 02140
                                          Tel: (617) 250-3100
                                          Fax: (617)250-3101
Notices to the University shall be
  addressed to:                           Dipartimento di Biologia Sperimentale
                                          Bernardo Loddo dell'Universita di
                                            Cagliari
                                          Attention: Director
                                          Cittadella Universitaria
                                          SS 554 KM 4.5
                                          09133 Monserrato, Cagliari
                                          Italy
                                          Tel: 39-________________________
                                          Fax: 39-________________________

A Party may change its address by giving notice to the other Party in the manner herein provided.

         8.4 NO AGENCY. Nothing herein shall be deemed to constitute the University or Novirio as the agent or representative of the other, or as joint venturers, employees, employers or partners for any purpose. Neither Party shall have the authority to assume or create obligations on behalf of or in the name of the other Party or otherwise bind the other Party to any contract agreement or undertaking with any third party.

         8.5 ENTIRE AGREEMENT. This Agreement constitutes the full understanding and entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

         8.6 HEADINGS. The headings contained in this Agreement are for convenience of reference.

         8.7 SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and, to the extent legally permissible, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. In the event that any provision essential to the commercial purpose of the Agreement is determined to be illegal, invalid or unenforceable and can not be replaced by a valid provision which will implement the commercial purpose of the Agreement, this Agreement and the rights granted herein shall terminate.

         8.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

         8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of that shall be deemed an original but all of such together shall constitute one and the same instrument.

         8.10 PLACE OF EXECUTION. This Agreement has been and any subsequent modifications or amendments hereto shall be deemed to have been executed in Italy.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.
                                  NOVIRIO PHARMACEUTICALS LIMITED

                                  By: /s/ Jean-Pierre Sommadossi
                                      --------------------------------------
                                      Jean-Pierre Sommadossi, Ph.D.
                                      Executive President & Chairman

                                  DIPARIMENTO DI BIOLOGIA SPERIMENTALE
                                  (BERNARDO LODDO) DELL'UNIVERSITA DI CAGLIARI

                                  By: /s/ Illegible
                                      --------------------------------------
                                      Title:  DIRECTORE DI DIPARTIMENTO

                                   EXHIBIT A

                                  PATENT RIGHTS

United States Patent Application no.  [**].

United States Patent Application no.  [**].